UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 16, 2007

ALLIANCE IMAGING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16609	33-0239910
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1900 S. State College Blvd., Suite 600, Anaheim, California 92806

(Address of principal executive offices, including zip code)

714-688-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:  Entry into a Material Definitive Agreement.

On March 16, 2007, funds managed by Oaktree Capital Management, LLC (“Oaktree”) and MTS Health Investors, LLC (“MTS”) agreed to purchase 24,501,505 shares of common stock of Alliance Imaging, Inc. (the “Company”) from a fund managed by an affiliate of Kohlberg Kravis Roberts & Co., L.P. (“KKR”), for approximately $153.1 million or $6.25 per share. Upon completion of the transaction, three of the Company’s directors affiliated with KKR will resign from the Company’s Board of Directors and each of its committees.

On March 16, 2007, in connection with the proposed transaction, Oaktree and MTS entered into a governance and standstill agreement with the Company.  Pursuant to this agreement, Oaktree and MTS are prohibited, for a period of three years after closing of the transaction, from increasing their combined beneficial ownership of the Company beyond 49.9% of the outstanding shares of common stock without the prior consent of a majority of independent directors.  The agreement provides that three nominees of Oaktree and MTS will join the Board and the Board size will remain at seven directors, unless modified by an affirmative vote of two-thirds of the directors then serving.  A Nominating and Corporate Governance Committee consisting of four members will be formed, the Compensation Committee will be increased in size to four members, and two members of each committee will be nominees of Oaktree and MTS. A Finance Committee consisting of three members will also be formed, with one member being a nominee of Oaktree and MTS. The Executive Committee will be discontinued.

Under the governance and standstill agreement, Oaktree and MTS retain their right to three Board nominees and the above Committee designees as long as they beneficially own an aggregate of at least 35% of the Company’s outstanding common stock.  In the event that they beneficially own between 25% and 35% of the Company’s outstanding common stock, they have the right to nominate two members to the Board of Directors, and the number of committee designees they are permitted drops to one.  In the event they beneficially own between 15% and 25% of the Company’s outstanding common stock, they have the right to nominate one member to the Board of Directors, and they lose their right to have any committee designees.  In the event they beneficially own less than 15% of the Company’s outstanding common stock, they have no contractual rights to nominate any members to the Board of Directors or to any committee designees.

The Board of Directors of the Company authorized a Special Committee, composed of the Company’s independent directors not affiliated with KKR, to review the sale of the shares of common stock by KKR. The Special Committee hired an independent financial advisor and independent legal counsel. in reviewing the transaction, the Special Committee negotiated the terms of the governance and standstill agreement on behalf of the Company, and as part of the sale of the shares of common stock by KKR, approved and recommended the terms of the agreement to the Board of Directors of the Company.  The Special Committee also approved the three nominees of Oaktree and MTS to the Company’s Board of Directors, Michael P. Harmon, Curtis S. Lane and Stephen Kaplan.

The governance and standstill agreement will become effective upon closing of the sale of the shares by KKR.  The sale is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and will require the consent of the Company’s lenders under its term loan and revolving credit facilities.

The above description of the governance and standstill agreement is qualified in its entirety by the text of the governance and standstill agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02:  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2007, the Board of Directors approved changes to the severance arrangements of Paul Viviano, Howard Aihara, Michael Frisch, Eli Glovinsky and Nicholas Poan.  The Board approved the following changes to Mr. Viviano’s Amended and Restated Employment Agreement and related Letter Agreement, each dated May 9, 2005 (referred to collectively as the “Viviano Employment Agreement”):

•                  The Viviano Employment Agreement currently provides that following the date of termination of Mr. Viviano’s employment with Alliance, Mr. Viviano is entitled to an amount, payable on a bi-weekly basis over a two-year period, equal to twice the sum of his annual base salary as of the termination date plus bonus.  We refer to this right to receive salary and bonus on a bi-weekly basis over a period of two years as simply a “two year salary continuation period”.  Under his amended agreement, following termination during the two year period following completion of the KKR sale transaction described in Item 1.01 above, Mr. Viviano will instead have a three-year salary continuation period.  If terminated after the two-year period following completion of the KKR sale transaction, the amended agreement reverts back to a two-year salary continuation period.

•                  The Viviano Employment Agreement currently defines “bonus” as the actual cash bonus earned by Mr. Viviano for the calendar year completed immediately prior to the termination date.  As amended, “bonus” will mean Mr. Viviano’s target incentive bonus at the time of termination.

•                  The Viviano Employment Agreement provides that in the event that the provisions of the Deficit Reduction Act of 1984 (“DEFRA”) relating to “excess parachute payments” apply to any payment or benefit received by Mr. Viviano in connection with termination of his employment with Alliance, then the total amount of payments or benefits payable to him which are deemed to constitute parachute payments shall be reduced to the largest amount such that the DEFRA provisions relating to “excess parachute payment” no longer apply.  These provisions, referred to as “cut-back” provisions, will be replaced by the “gross-up” provisions that apply to Messrs Frisch, Glovinsky and Poan, described below.

•                  To the extent the form of severance agreement to be entered into by Messrs. Frisch, Glovinsky and Poan, described below, provides ancillary benefits not included in the Viviano Employment Agreement, such ancillary benefits will be included.

•                  The Viviano Employment Agreement will be modified to incorporate a six month delay on payments triggered by a separation from service, to the extent required to comply with Section 409A under the Internal Revenue Code of 1986, as amended (the “Code”).

The Board approved the following changes to Mr. Aihara’s Amended and Restated Employment Agreement and related Letter Agreement, each dated December 1, 2005 (referred to collectively as the “Aihara Employment Agreement”):

•                  The Aihara Employment Agreement currently provides that following the date of termination of Mr. Aihara’s employment with Alliance, Mr. Aihara is entitled to an amount equal to nine months of his annual base salary as of the termination date, payable in a lump sum.  As amended, following termination during the two year period following completion of the KKR sale transaction, Mr. Aihara will instead be entitled to a two-year salary continuation period (including with respect to bonus).  If terminated after the two-year period following completion of the KKR sale transaction, the agreement reverts to an eighteen-month salary continuation period.

•                  Under his amendment agreement, “bonus” will mean Mr. Aihara’s target incentive bonus at the time of termination.

•                  The “cut-back” provisions relating to “excess parachute payments” currently contained in the Aihara Employment Agreement will be replaced by the “gross-up” provisions that apply to Messrs Frisch, Glovinsky and Poan, described below.

•                  To the extent the form of severance agreement to be entered into by Messrs. Frisch, Glovinsky and Poan provides ancillary benefits not included in the Aihara Employment Agreement, such ancillary benefits will be included.

•                  The Aihara Employment Agreement will be modified to incorporate a six month delay on payments triggered by a separation from service, to the extent required to comply with Section 409A under the Internal Revenue Code of 1986, as amended.

The Board approved the form of severance agreement to be entered into by Messrs. Frisch, Glovinsky and Poan, which supersedes their existing severance arrangements.  As approved by the Board:

•                  In the case of Messrs. Frisch and Glovinsky, following termination during the two year period following completion of the KKR sale transaction, they will be entitled to a two-year salary continuation period.  If terminated after the two-year period following completion of the KKR sale transaction, the agreement reverts to an eighteen-month salary continuation period.  In the case of Mr. Poan, in the event of termination after completion of the KKR sale transaction, Mr. Poan will be entitled to a one-year salary continuation period.

•                  Under the form severance agreement, “bonus” means target incentive bonus at the time of termination.

•                  The form severance agreement contains the following “gross-up” provisions relating to excess parachute payments.  In the event that any payment under the agreement would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code, and the aggregate present value of the executive’s “parachute payment” (as defined in Section 280G(b)(2) of the Code) exceeds 110% of the executive’s “280G Parachute Limit” (as defined in Section 280G(B)(3) of the Code), the executive shall be entitled to receive an additional payment in an amount that leaves him economically in the same position as he would be in if the excise tax had not applied.  If the executive’s parachute payments exceed the 280G Parachute Limit by less than 110%, then his payments will instead be reduced so that they are $1 less than the 280G Parachute Limit.

•                  The agreement contains a six month delay on payments triggered by a separation from service, to the extent required to comply with Section 409A under the Internal Revenue Code of 1986, as amended.

•                  The agreement also provides the executive with certain other benefits during the salary continuation period, including continued health insurance, a continued automobile allowance, continued life insurance and long and short term disability insurance and reimbursement of costs of up to $35,000 for outplacement services and administrative support related to an employment search.

The above benefits are only available if the executive’s employment is terminated by the Company “without cause” or by the executive for “good reason”.  Termination “without cause” means termination for any reason other than executive’s conviction of a felony, executive’s conviction of stealing funds or property from the Company or engaging in fraudulent conduct against the Company, knowing and willful misconduct which is materially injurious to the Company, failure or refusal to comply with directions in a way materially injurious to the Company, or repeated failure or refusal to comply with directions.  Termination for “good reason” means reduction of base salary, the assignment of duties inconsistent in any material respect with executive’s position, any material failure by the Company to comply with any of the provisions of any employment agreement with executive, which is not remedied within 15 days after notice, or forced change of work location.

Under the agreement, continued payments during the salary continuation period are conditioned on the executive’s compliance with a noncompetition obligation and a prohibition on solicitation of customers and employees.

The above description of the form of severance agreement is qualified in its entirety by the text of the agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

On March 16, 2007, the Board of Directors also approved, subject to stockholder approval, an amendment to the Company’s stock option plan to increase by 1,000,000 the number of shares of common stock reserved for grants pursuant to the plan.

Item 9.01:  Financial Statements and Exhibits.

(d)       Exhibits.

The following exhibit is filed with this Form 8-K

10.1                           Governance and Standstill Agreement, dated as of March 16, 2007, among Alliance Imaging, Inc., OCM Principal Opportunities Fund IV, L.P., and MTS Health Investors II, L.P.

10.2                           Form of Executive Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2007	ALLIANCE IMAGING, INC.

	By:	/s/ Eli H. Glovinsky
		Name:	Eli H. Glovinsky
		Title:	Executive Vice President, General Counsel and Secretary